Exhibit (d)(2)(c)(ii)

THE MAINSTAY FUNDS

MAINSTAY FUNDS TRUST

MAINSTAY VP FUNDS TRUST

FORM OF AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 28th day of February, 2019, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Epoch Investment Partners, Inc., a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated March 31, 2017, (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect the removal of MainStay Epoch International Small Cap Fund and MainStay Epoch Global Choice Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective February 28, 2019, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:		By:
Name:	Y. Rachel Kuo	Name:	Yie-Hsin Hung
Title:	Director and Associate	Title:	Chief Executive Officer
General Counsel

EPOCH INVESTMENT PARTNERS, INC.

Attest:		By:
Name:		Name:
Title:		Title:

2

SCHEDULE A

(Effective as of February 28, 2019)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

SERIES	Annual Rate

MainStay Epoch Capital Growth Fund[1]	0.375% on all assets

MainStay Epoch Global Equity Yield Fund	0.35% on all assets

MainStay Epoch International Choice Fund[1]	0.40% on assets up to $5 billion; 0.3875% on assets from $5 billion to $7.5 billion; and 0.375% on assets in excess of $7.5 billion

MainStay Epoch U.S. All Cap Fund[2]	0.425% on assets up to $500 million; 0.4125% on assets from $500 million to $1 billion; and 0.40% on assets in excess of $1 billion

MainStay Epoch U.S. Equity Yield Fund[1]	0.35% on assets up to $500 million; 0.34% on assets from $500 million to $1 billion; 0.33% on assets from $1 billion to $2 billion; and 0.325% on assets in excess of $2 billion

MainStay Epoch U.S. Small Cap Fund [2,3]	0.425% on assets up to $1 billion; and 0.40% on assets in excess of $1 billion

MainStay Income Builder Fund[2,4] (portfolio sleeve)	50% of the effective gross management fee

MainStay MAP Equity Fund[1] (portfolio sleeve)	0.425% on assets up to $500 million; 0.4125% on assets from $500 million to $1 billion; and 0.40% on assets in excess of $1 billion

MainStay VP Epoch U.S. Equity Yield Portfolio[1]	0.35% on assets up to $500 million; 0.34% on assets from $500 million to $1 billion; 0.33% on assets from $1 billion to $2 billion; and 0.325% on assets in excess of $2 billion

MainStay VP Epoch U.S. Small Cap Portfolio[2]	0.400% on assets up to $200 million; 0.375% on assets from $200 million to $500 million; 0.3625% on assets from $500 million to $1 billion; and 0.35% on assets in excess of $1 billion

MainStay VP Income Builder Portfolio[2,5] (portfolio sleeve)	50% of the effective gross management fee

The fee based upon the average daily net assets of the respective Series, unless otherwise noted, shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

Payment will be made to the Subadvisor on a monthly basis.

[1]	With respect to the MainStay Epoch Capital Growth Fund, MainStay Epoch International Choice Fund, MainStay Epoch U.S. Equity Yield Fund, MainStay MAP Equity Fund, and MainStay VP Epoch U.S. Equity Yield Portfolio, the Manager and Subadvisor will share equally in management fee waivers and expense limitation reimbursements. The Subadvisor will not share in any reimbursements above the current subadvisory fee.

[2]	Effective three years after June 29, 2009, the Subadvisor will equally share in any modifications to the management fee or management fee breakpoints for the Series that are implemented subsequent to the date of this Agreement.

[3]	With respect to the MainStay Epoch U.S. Small Cap Fund, to the extent that the net management fee ratio for the Fund is less than the subadvisory fee ratio due to total net expense limitation reimbursements, the Subadvisor has agreed to receive an amount equal to the net management fees.

[4]	Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay Income Builder Fund is 0.64% on assets up to $500 million; 0.60% on assets between $500 million and $1 billion; and 0.575% on assets over $1 billion.

[5]	Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay VP Income Builder Portfolio is 0.57% on assets up to $1 billion and 0.55% on assets over $1 billion.